Exhibit 99.3

INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma consolidated financial data has been derived by the application of pro forma adjustments to the historical consolidated financial statements of The Pantry for the periods indicated. The adjustments are described in the accompanying notes. The unaudited pro forma financial data give effect to our acquisition of Golden Gallon and related financing and sale-leaseback transaction.

Acquisition:

On October 16, 2003, The Pantry completed the acquisition of 138 convenience stores operating under the Golden Gallon® name from Ahold USA, Inc. The acquired assets included 138 operating convenience stores, 131 of which are fee-owned stores, a dairy plant and related assets, a fuel hauling operation, corporate headquarters building and 25 undeveloped sites. Other than the dairy plant and related assets and the fuel hauling operation, the Company intends to use the acquired assets in the convenience store retail business. Simultaneous with the closing, the Company sold the dairy plant and related assets to National Dairy Holding, LP, a Delaware limited partnership, and the fuel hauling operation to Eagle Transport Corporation, a North Carolina corporation, each of whom are existing suppliers of the Company. The cost of the acquisition was $187.0 million and was funded with proceeds from a sale-leaseback transaction, borrowings under our senior credit facility and cash on hand.

The aggregate purchase price was $187 million. The acquisition was structured as two simultaneous transactions whereby certain real estate assets (114 of the 131 fee-owned stores) were purchased and financed through a $94.5 million sale-leaseback transaction, and the Golden Gallon® operations and the balance of the real estate assets were purchased for approximately $92.5 million in cash. The Company funded the second transaction with $12.5 million of existing cash and $80 million of debt through borrowings under its existing senior secured credit facility and available cash.

Pro Forma Adjustments:

Unaudited Pro Forma Balance Sheet as of September 25, 2003

The unaudited pro forma balance sheet gives effect to our acquisition of Golden Gallon® and related financing and the sale-leaseback transaction as of September 25, 2003.

Unaudited Pro Forma Statement of Operations for the Year Ended September 25, 2003

The unaudited pro forma statement of operations for the year ended September 25, 2003 gives effect to the acquisition of Golden Gallon® and the sale-leaseback transaction and related financing as if such events occurred at the beginning of fiscal 2003. The period for which the Golden Gallon® acquisition has been included in the pro forma statement of operations is the 12 month period ending October 4, 2003.

Management believes that, on the basis set forth herein, the Pro Forma Statements reflect a reasonable estimate of the Golden Gallon® acquisition based on currently available information. The acquisition is accounted for under the purchase method of accounting. The allocation of purchase price is based upon the estimated fair value of assets acquired and liabilities assumed, and is subject to finalization of the fair values of certain real estate assets and trademarks and tradenames, as well as a final working capital adjustment, as defined. Accordingly, certain of the purchase price allocations reflected in the Pro Forma Statements are preliminary and may be different from the final allocation of the purchase price and any such differences may be material. The pro forma financial data is presented for informational purposes only and does not purport to represent what The Pantry’s financial position or results of operations would have been had the Golden Gallon® acquisition in fact occurred on the dates assumed or that may result from future operations. The pro forma data should be read in conjunction with The Pantry’s consolidated financial statements and related notes appearing in our Annual Report on Form 10-K for fiscal 2003 filed with the Securities and Exchange Commission, and Golden Gallon®’s financial statements and related notes thereto appearing in this Current Report in Form 8-K.

UNAUDITED PRO FORMA BALANCE SHEET DATA

September 25, 2003

(Dollars in thousands)

	The Pantry September 25, 2003	Golden Gallon October 4, 2003	Acquisition and Financing Adjustments		Total Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$72,901	$4,492	$77,555	(a)	$62,190
			93,655	(b)
			(187,000	)(c)
			(749	)(c)
			1,336	(c)
Receivables, net	30,423	3,709	—		34,132
Inventories	84,156	10,175	—		94,331
Prepaid expenses	6,326	222	—		6,548
Property held for sale	2,013	—	(93,655	)(b)	7,023
			100,001	(c)
			(1,336	)(c)
Deferred income taxes	4,334	266	(266	)(c)	4,334

Total current assets	200,153	18,864	(10,459)		208,558

Property and equipment, net	400,609	123,230	(94,750	)(c)	431,975

			2,886	(c)

Other assets:
Goodwill	278,629	17,707	42,377	(c)	338,713
Deferred financing costs	10,757	—	2,445	(a)	13,202
Land held for investment	—	5,251	(5,251	)(c)	—
Environmental receivables	15,109	665	—		15,774
Other	8,908	26,872	(24,072	)(c)	11,708

Total other assets	313,403	50,495	15,499		379,397

Total assets	$914,165	$192,589	$(86,824)		$1,019,930

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$27,558	—	$7,905	(a)	$35,463
Current maturities of capital lease obligations	1,375	—	—		1,375
Accounts payable	78,885	11,297	—		90,182
Accrued interest	11,924	—	—		11,924
Accrued compensation and related taxes	12,840	1,684	—		14,524
Other accrued taxes	16,510	3,441	—		19,951
Accrued insurance	12,293	—	—		12,293
Other accrued liabilities	21,314	2,436	1,750	(d)	25,500

Total current liabilities	182,699	18,858	9,655		211,212

Long-term debt	470,011	121,172	(121,172	)(c)	542,106

			72,095	(a)

Other liabilities:
Environmental reserves	13,823	531	—		14,354
Deferred income taxes	50,015	1,646	(1,646	)(c)	50,015
Deferred revenue	37,251	2,823	—		40,074
Capital lease obligations	15,779	—	—		15,779
Other noncurrent liabilities	15,922	1,803	—		17,725

Total other liabilities	132,790	6,803	(1,646)		137,947

Royal Ahold invested equity	—	45,756	(45,756	)(c)	—

Commitments and contingencies
Shareholders’ equity:
Common stock, $.01 par value, 50,000,000 shares authorized, 18,107,597 issued and outstanding	182	—	—		182
Additional paid-in capital	128,002	—	—		128,002
Shareholder loans	(173)	—	—		(173)
Accumulated other comprehensive deficit	(690)	—	—		(690)
Accumulated earnings	1,344	—	—		1,344

Total shareholders’ equity	128,665	45,756	(45,756)		128,665

Total liabilities and shareholders’ equity	$914,165	$192,589	$(86,824)		$1,019,930

See Notes to Unaudited Pro Forma Balance Sheet Data

NOTES TO UNAUDITED PRO FORMA BALANCE SHEET DATA

(Dollars in thousands except per share amounts)

(a)	Reflects borrowings of $80.0 million under the first lien term loan under our senior credit facility, as amended. Proceeds, net of deferred financing costs of $2,445, were $77,555. In accordance with the terms of the credit agreement, $7,905 is recorded as current liability and $72,095 is long term debt.

(b)	Reflects net proceeds of $93,655 from the sale-leaseback transaction of 114 stores with a fair value equal to the net proceeds.

(c)	The cost of the acquisition of Golden Gallon® has been allocated to the assets acquired and liabilities assumed as follows:

	Golden Gallon October 4, 2003	Elimination of Net Assets Not Acquired(1)	Preliminary Purchase Price Adjustments(2)	Reclassification of Property Held for Sale(3)	Preliminary Purchase Price Allocation

Cash	4,492	(749)	—	—	3,743
Receivables and prepaid expenses	3,931	—	—	—	3,931
Inventories	10,175	—	—	—	10,175
Deferred income tax asset	266	(266)	—	—	—
Properties held for sale	—	—	—	100,001	100,001
Environmental receivables	665	—	—	—	665
Goodwill	17,707	—	42,377	—	60,084
Other assets (including identifiable intangibles)	26,872	—	(24,072)	—	2,800
Property and equipment	123,230	—	2,886	(94,750)	31,366
Land held for investment	5,251	—	—	(5,251)	—
Accounts payable and accrued liabilities	(24,015)	—	(1,750)	—	(25,765)
Noncurrent deferred income tax liability	(1,646)	1,646	—	—	—
Long term debt	(121,172)	121,172	—	—	—
Royal Ahold invested capital	(45,756)	45,756	—	—	—

Total purchase price	—	167,559	19,441	—	187,000

(1)	Reflects the elimination of certain assets or liabilities that we did not acquire or assume in connection with the Golden Gallon® acquisition.

(2)	The Golden Gallon® acquisition has been accounted for using the purchase method of accounting. The purchase price allocation for the Golden Gallon® acquisition has not been finalized and is subject to finalization of the fair value of certain real estate assets and trademarks and tradenames, as well as a final working capital adjustment, as defined. The final working capital adjustment will be made pending the completion of the closing balance sheet.

The excess of purchase price over the historical basis of the net assets acquired has been allocated to the net assets acquired based on preliminary estimates. The actual allocation of the purchase cost, however, and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein pending the completion of appraisals and other purchase price adjustments.

(3)	Reflects the reclassification of certain acquired assets and undeveloped property from property and equipment and land held for investment to property held for sale in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Such amount includes certain real estate assets sold for $93,655 (net of costs to sell of $845) to an independent third party in a sale-leaseback transaction for 114 stores and dairy plant and fuel hauling operations sold for $1,336 concurrent with the acquisition of Golden Gallon®. The assets remaining in property held for sale represent the corporate headquarters building and certain undeveloped properties.

(d)	Reflects accrual of estimated closing costs and expenses.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA

Year Ended September 25, 2003

(Dollars in thousands, except per share amounts)

		Golden Gallon
	The Pantry September 25, 2003	Nine months Ending October 4, 2003	Three Months Ended December 28, 2002	Twelve Months Ended October 4, 2003	Acquisition and Financing Adjustments		Total Pro Forma
Revenues:
Merchandise sales	$1,008,902	$103,658	$29,141	$132,799			$1,141,701
Gasoline sales	1,740,662	211,057	59,491	270,548			2,011,210
Commissions	26,797	4,016	1,219	5,235			32,032

Total revenues	2,776,361	318,731	89,851	408,582			3,184,943
Cost of sales:
Merchandise	670,179	72,997	20,670	93,667			763,846
Gasoline	1,595,378	191,101	52,891	243,992			1,839,370

Total cost of sales	2,265,557	264,098	73,561	337,659			2,603,216

Gross profit	510,804	54,633	16,290	70,923			581,727

Operating expenses:
Operating, general and administrative expenses	385,570	30,973	9,223	40,196	9,450	(b)	432,507
					(2,709	)(e)
Depreciation and amortization	54,403	6,561	2,007	8,568	(5,414	)(c)	57,557

Total operating expenses	439,973	37,534	11,230	48,764	1,327		490,064

Income from operations	70,831	17,099	5,060	22,159	(1,327)		91,663

Other income (expense):
Interest expense	(49,265)	(7,538)	(2,224)	(9,762)	9,762	(a)	(54,603)
					(4,727	)(a)
					(611	)(d)
Miscellaneous	2,805	251	36	287	—		3,092

Total other expense	(46,460)	(7,287)	(2,188)	(9,475)	4,424		(51,511)

Income before income taxes	24,371	9,812	2,872	12,684	3,097		40,152
Income tax expense	(9,385)	(3,450)	(972)	(4,422)	(1,654	)(f)	(15,461)

Income from continuing operations	$14,986 (g)	$6,362 (g)	$1,900	$8,262	$1,443		$24,691

Earnings per share from continuing operations:
Basic	$0.83						$1.36
Diluted	$0.82						$1.34

See Notes to Unaudited Pro Forma Statement of Operations Data

NOTES TO UNAUDITED STATEMENT OF OPERATIONS DATA

(Dollars in thousands except per share amounts)

(a)	Reflects additional interest expense of $4.7 million in connection with $80.0 million first lien term loan financing under our senior credit facility. The first lien term loan bears interest at LIBOR plus 4.25% and contains a LIBOR floor of 1.75%.

In connection with the acquisition, The Pantry did not assume debt obligations of Golden Gallon® totaling approximately $121.2 million and having interest rates ranging from 3.28% to 8.33%. As a result, interest expense of the acquired entity has been reduced by $9.8 million.

(b)	Reflects an increase in store rental expense of $9,450 in connection with the sale-leaseback financing associated with 114 of the fee owned acquired properties.

(c)	The Golden Gallon® acquisition has been accounted for using the purchase method of accounting. The purchase price allocation has not been finalized and is subject to finalization of the fair values of certain real estate assets and trademarks and tradenames, as well as a working capital adjustment, as defined.

The excess of the purchase price over the historical basis of the net assets acquired has been allocated to the net assets acquired based on preliminary estimates. The actual allocation of the purchase cost, however, and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein pending the completion of appraisals and other purchase price adjustments.

The following table reflects the reduction in depreciation expense as a result of the acquisition and the related sale-leaseback transaction:

Recorded Fair Value of Property and Equipment Acquired	Estimated Useful Life (in years)	Depreciation Expense Year Ended September 25, 2003	Less Historical Recorded Amounts	Total Adjustment Year Ended September 25, 2003
$31,366	8.5 – 33.5	$2,932	$8,346	$(5,414)

(d)	Reflects additional amortization of deferred financing costs resulting from entering into the amendment to our senior credit facility to include the additional $80.0 million in availability under the first lien term loan.

(e)	Reflects the elimination of salaries and related benefits for 53 Golden Gallon® administrative personnel who were not retained by The Pantry subsequent to the acquisition date.

(f)	Reflects the adjustment necessary to record income tax expense at The Pantry’s estimated effective tax rate of 38.5%.

(g)	Income from continuing operations excludes the cumulative effect of change in accounting principle for the adoption of SFAS No. 143, Accounting for Asset Retirement Obligations, by The Pantry on September 27, 2002 ($3.5 million, net of income tax benefit of $2.2 million), and by Golden Gallon® on December 29, 2002 ($806,000, net of income tax benefit of $538,000).